EXHIBIT 10.2
October 14, 2004

Mr. Scott Friedman

Re:   Amendment to Employment Letter Agreement

Dear Scott:

Reference is made to that certain Employment Letter Agreement (the “Agreement”) entered into as of August 21, 2003, by and between MIM Corporation, a Delaware corporation and yourself (“Employee”).  This letter shall serve to amend the Agreement, effective as of the date hereof, on the following terms and conditions:

1.	Capitalized terms used herein and not defined herein shall have the meanings given to those terms in the Agreement.

2.	Section 7 of the Employment Agreement is hereby deleted in its entirety and substituted in lieu thereof shall be the following:

“SECTION 7.  Termination; Severance; Change of Control.

If you are terminated by the Company (or any successor) other than for “Cause” (as defined below) or you terminate your employment with the Company for “Good Reason” (as defined below), you will be entitled to receive severance payments equal to one year of salary at your then current salary level, payable in accordance with the Company’s then applicable payroll practices and subject to all applicable federal, state and local withholding and all outstanding unvested Options granted to you (or hereafter under the Bonus Program) and held by you shall vest and become immediately exercisable and shall otherwise be exercisable in accordance with their terms.  Except as otherwise provided herein, if your employment with the Company is terminated for any reason whatsoever, whether by you or the Company, the Company would not be liable for, or obligated to pay you any bonus compensation or any other compensation contemplated hereby not already paid or not already accrued at the date of such termination, and no other benefits shall accrue or vest subsequent to such date.

For purposes of this Agreement, “Cause” shall mean any of the following:  (1) commission by you of criminal conduct which involves moral turpitude; (2) acts which constitute fraud or self-dealing by or on the part of you against the Company or MIM, including, without limitation, misappropriation or embezzlement; (3) your willful engagement in conduct which is materially injurious to the Company or MIM; or (4) your gross misconduct in the performance of duties as an employee of the Company or MIM, including, without limitation, failure to obey lawful written instructions of the Board of Directors of the Company or MIM, any committee thereof or any executive officer of the Company or MIM or failure to correct any conduct which constitutes a breach of this agreement between you and the Company or of any written policypromulgated by the Board of Directors of the Company or MIM, any committee thereof or any executive officer of the Company or MIM, in either case after not less than ten days' notice in writing to you of the Company's intention to terminate you if such failure is not corrected within the specified period (or after such shorter notice period if the Company or MIM in good faith deems such shorter notice period to be necessary due to the possibility of material injury to the Company or MIM).

For purposes of this Agreement, “Good Reason” shall mean the existence of any one or more of the following conditions that shall continue for more than 30 days following written notice thereof by the Employee to the Company: (i) the assignment to you of duties materially inconsistent with your position or positions with the Company, (ii) the reduction of your then current annual salary rate, without your consent or (iii) the relocation of your principal location of employment more than 50 miles from your current location without your consent.

In addition, if you are terminated by the Company (or any successor or either) within one year of a “Change of Control” (as defined below) or, within such one (1) year period, you elect to terminate your employment for Good Reason, (I) you shall receive severance payments equal to one year of your then current salary (and reimbursement for expenses incurred prior to the effective date of the termination of employment; (II) all outstanding unvested options granted to you and held by you shall vest and become immediately exercisable and shall otherwise be exercisable in accordance with their terms and (III) you shall become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended; and (IV) you shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment or any other rights hereunder.

For purposes of this Agreement, “Change of Control” means the occurrence of one or more of the following: (i) a “person” or “group” within the means the meaning of sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") becomes the "beneficial owner" (within the meaning of Rule l3d-3 under the Exchange Act) of securities of the Company (including options, warrants, rights and convertible and exchangeable securities) representing 30% or more of the combined voting power of MIM’s then outstanding securities in any one or more transactions unless approved by at least two-thirds of MIM’s Board of Directors then serving at that time; provided, however, that purchases by employee benefit plans of MIM and by MIM or its affiliates shall be disregarded; or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the operating assets of the Company; or (iii) a merger or consolidation, or a transaction having a similar effect, where (A) the Company or MIM is not the surviving corporation, (B) the majority of the Common Stock of MIM is no longer held by the stockholders of MIM immediately prior to the transaction, or (C) MIM’s Common Stock is converted into cash, securities or other property (other than the common stock of a company into which MIM or the Company is merged), unless such merger, consolidation or similar transaction is with a subsidiary of the Company or MIM or with another company, a majority of whose outstanding capital stock is owned by the same persons or entities who own a majority of MIM’s Common Stock at such time; or (iv) at any annual or special meeting of stockholders of MIM at which a quorum is present (or any adjournments or postponements thereof), or by written consent in lieu thereof, directors (each a "New Director" and collectively the "New Directors") then constituting a majority of MIM’s Board of Directors shall be duly elected to serve as New Directors and such New Directors shall have been elected by stockholders of MIM who shall be an (I) “Adverse Person(s)”; or (II)  “Acquiring Person(s)”(as each of the terms set forth in (I) and (II) hereof are defined in that certain Amended and Restated Rights Agreement, dated December 3, 2002, between MIM and American Stock Transfer & Trust Company, as Rights Agent

3.	Except as modified hereby, the Agreement shall remain unmodified and in full force and effect.

4.
This letter amendment shall be construed in accordance with, and its interpretation shall otherwise be governed by, the laws of the State of New York, without giving effect to otherwise applicable principles of conflicts of law.

        Kindly signify your agreement to the foregoing by signing below and forward an executed copy to me for our files.

Sincerely,

MIM Corporation.

By:  ________________________________
       Barry A. Posner, Executive Vice President

Agreed and Accepted as of
the __ day of October, 2004:

____________________________
Scott Friedman